Exhibit 10.15

March 12, 2013

To:	The Nolte Family Trust c/o Mr. George Nolte, Jr.

RE: Promissory Note - Non-Conversion Acknowledgement

Dear George:

NV5 Holdings, Inc. (the “Company”) has filed an amendment to its Registration Statement on Form S-1 with the Securities and Exchange Commission in connection with a proposed initial public offering, or IPO. A final decision on whether to proceed with the IPO will be made by the Company together with the underwriters for the offering. It is very important that there be no publicity regarding the IPO, which could result in a serious delay, termination of the IPO or liability to the Company. Please do not discuss the proposed IPO with anyone.

Pursuant to the Promissory Note between the Company’s subsidiary Vertical V, Inc., and George S. Nolte, Jr. and Jacqueline A. Nolte, as Trustees of the Nolte Family Trust, dated August 3, 2010, there is an option to convert up to 25% of the amount of the Note into common stock upon an IPO.

In connection with the Company’s IPO, we are providing you this irrevocable confirmation that you agree not to elect to convert into common stock of the Company now or in the future. Please acknowledge below by completing and return to my attention.

Should you have any questions or comments, please do not hesitate to contact me via phone at (954) 495-2114 or email at Richard.Tong@nv5.com.

Acknowledgement:

Nolte Family Trust

/s/ George S. Nolte	/s/ Jacqueline A. Nolte
George S. Nolte, as Trustee Trust	Jacqueline A. Nolte, as Trustee

cc: Dickerson Wright

200 South Park Road	Main: 954.495.2112
Suite 350	Fax: 954.495.2101
Hollywood, Florida 33021	www.nv5.com